Exhibit 12.5

DELUXE CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                        YEAR ENDED DECEMBER 31,
                                                                        -----------------------

                                                        2000         1999         1998         1997         1996
                                                        ----         ----         ----         ----         ----

Earnings:
---------
Income from continuing operations before
  income taxes                                        $273,429     $322,582     $256,305     $147,682     $111,914

Interest expense (excluding capitalized interest)       10,837        7,620        8,040        7,289        9,406

Portion of rent expense under long-term operating
 leases representative of an interest factor             3,520        7,728        8,859        8,732        9,365

Amortization of debt expense                               464          263          122          122          121
                                                          ----         ----         ----         ----         ----

TOTAL EARNINGS                                        $288,250     $338,193     $273,326     $163,825     $130,806


Fixed charges:
--------------

Interest expense (including capitalized interest)     $ 10,837     $  8,693     $  9,431     $  8,209     $ 10,735

Portion of rent expense under long-term operating
  leases representative of an interest factor            3,520        7,728        8,859        8,732        9,365

Amortization of debt expense                               464          263          122          122          121
                                                          ----         ----         ----         ----         ----

TOTAL FIXED CHARGES                                   $ 14,821     $ 16,684     $ 18,412     $ 17,063     $ 20,221


RATIO OF EARNINGS TO FIXED CHARGES                        19.4         20.3         14.8          9.6          6.5
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